SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 12, 2012

COLOMBIA ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2012, the Board of Directors approved an arrangement whereby senior management and other employees, at the discretion of the Chief Executive Officer, will take a portion of their salary, as determined by the CEO, in shares of common stock of the Company, for six months starting in July 2012. In addition, members of the Board of Directors will also take the entire cash portion of their board compensation in shares of common stock of the Company during this six-month period. The shares to be issued to directors and employees in lieu of cash compensation will be issued monthly in an amount equal to 1.25 times the value of the cash compensation based upon the prior three days average traded price prior to the issuance of the shares. For the first period covered by this arrangement, approximately 32% of the cash compensation payable to senior management and employees, including the CEO, will be paid in stock which will result in the issuance of approximately 124,000 shares monthly (based upon the closing price of $0.71 on June 12, 2012). The Board of Directors has granted authority to the CEO to lengthen the period of time during which stock may be issued in lieu of cash compensation by mutual agreement between the CEO and each member of senior management, employee or director.

The shares to be issued to senior management and employees and to directors have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Energy Resources, Inc.

Date: June 15, 2012	By	/s/ Daniel F. Carlson
Daniel F. Carlson, Executive Vice President

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